Exhibit 10.1

June 22, 2009

Mr. Craig Jorgens
580 Dalewood Drive
Orinda, CA 94563

c/o ICO Global Communications (Holdings) Limited
11700 Plaza America Drive, Suite 1010
Reston, VA  20190

Re:           Separation Agreement

Dear Craig:

This letter sets forth the substance of the agreement (the “Agreement”) between you and ICO Global Communications (Holdings) Limited (“ICO Global,” and together with its affiliates, the “Company”) in light of the decision of you and the Company to separate.

1. Separation.  Your last day of work with the Company and your employment termination date will be June 30, 2009 (the “Separation Date”). The Letter Agreement between you and the Company dated April 23, 2006, as amended on December 30, 2008, will be terminated on the Separation Date in all respects.  The payments and other benefits under this Agreement and the Consulting Agreement are in lieu of any payments and other benefits to which you would be eligible for under the Letter Agreement or any other arrangement between you and the Company.

2. Accrued Salary and Vacation.  On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments by law.

3. Consulting Agreement. If you execute and deliver to the Company this Agreement and do not revoke it, and execute and deliver to the Company the Consulting Agreement attached hereto as Exhibit A (“Consulting Agreement”), and resign as an officer of the Company and ICO North America, Inc., then following the “Effective Date” (as defined below) the Company will execute the Consulting Agreement pursuant to which you will be eligible to provide consulting services following the Separation Date.

4. Benefit Plans.  If you are currently participating in the Company’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  The Company contribution to your 401(k) Plan and any contributions by you will end with your paycheck for the June 30, 2009 pay period.  You will receive information by mail concerning 401(k) plan rollover procedures.  All participation in any other Company plans will also cease as of the Separation Date.

5. Stock Awards.  Vesting of awards granted to you under the Company’s stock plan for your service as an employee (“Awards”) will cease as of the Separation Date, unless you and the Company execute the Consulting Agreement, in which case vesting of the Awards shall continue pursuant to the terms of the Consulting Agreement.

6. Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, except for that provided under the Consulting Agreement.

7. Expense Reimbursements.  You agree that, within fifteen (15) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. Return of Company Property.  Unless you and the Company execute the Consulting Agreement, you agree to return to the Company by the Separation Date all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. Proprietary Information and Post-Termination Obligations.  You acknowledge your obligations under the ICO Intellectual Property Agreement dated as of June 22, 2009 (a copy of which is attached hereto as Exhibit B) not to use or disclose any confidential or proprietary information of the Company.

10.  Nondisparagement. Each of you and the Company agree not to disparage each other, and in the case of the Company, you agree not to disparage the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to you or the Company, or their respective business, business reputation or personal reputation; provided that you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.  Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

12. Release of Claims.  In exchange for the Company’s agreement to enter into the Consulting Agreement, to which you would otherwise not be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment, including by not limited to any claims relating to severance or any other benefit provided under the employment letter between you and the Company dated April 23, 2006, as amended on December 30, 2008; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance.  You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

13. Our Release.  Except as otherwise set forth in this Agreement, and only to the extent the ICO Global has actual knowledge of the Claim (as defined below) as of the Separation Date, ICO Global (and not DBSD North America, Inc. or any of its subsidiaries) hereby generally and completely releases, acquits and forever discharges you from any and all known claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise (“Claim”), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company; provided, however, that nothing in this paragraph shall be deemed to release you from your post-termination obligations or Claims arising out of your post-termination obligations under the ICO Intellectual Property Agreement attached as Exhibit B or to affect in any way the ability of the Company to address the prior overfunding of your Company 401(k) account (including by withdrawing funds from your Company 401(k) account).

14. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

15. Section 1542 Waiver.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

16. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. However, you and the Company acknowledge that there may be a disability and or other insurance claim filed before you leave employment of the Company for a situation that is currently under investigation regarding your eye.

17. No Admission.  This Agreement does not constitute an admission by either you or the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

18. Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.

19. Arbitration. To ensure the rapid and economical resolution of any and all disputes that arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement or interpretation of this Agreement (collectively, “Claims”), shall be resolved to the fullest extent permitted by law exclusively first, by mediation using a mediator mutually selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), and if not thereby resolved, by final, binding, and (to the extent permitted by law) confidential arbitration in Oakland, California conducted by JAMS or its successors, under the then applicable JAMS rules.    Notwithstanding the above, excluded from this provision are any claims that by law are not subject to arbitration.  The arbitrator shall:  (1) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Judgment on the arbitration award may be entered upon the application of either party by any court of competent jurisdiction.  The Company shall pay all of the arbitrator’s fees in excess of the amount of those administrative fees you would have been required to pay if the Claims were asserted in a court of law.  You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this Agreement is intended to prevent you or the Company from obtaining injunctive relief in court if the award to which such party might obtain in arbitration may be rendered ineffectual without provisional relief.

20. Miscellaneous.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California, without regard to choice of law principles.  The Company and you agree that each has had the opportunity to seek legal counsel and tax advice regarding this Agreement and the Consulting Agreement, and neither is relying on the other for legal or tax advice.  This Agreement may be executed in any number of counterparts, including any counterpart transmitted by electronic means such as email or facsimile, all of which when taken together shall constitute one agreement binding on each party, notwithstanding that each party is not a signatory to the same counterpart.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

ICO Global Communications (Holdings) Limited

By: /s/ Michael P. Corkery
Michael Corkery
Acting Chief Executive Officer,
Chief Financial Officer

Agreed to and Accepted:

/s/ Craig Jorgens
Craig Jorgens

CONSIDERATION PERIOD

I, Craig Jorgens, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received in final form on June 22, 2009.  If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

/s/ Craig Jorgens
Employee Signature

6/24/09
Date

EXHIBIT A TO SEPARATION AGREEMENT

CONSULTING AGREEMENT

This consulting agreement (“Consulting Agreement”) is made and entered into effective as of June 22, 2009 (“Effective Date”), by and between ICO Global Communication (Holdings) Limited of 11700 Plaza America Drive, Suite 1010, Reston VA 20190, USA (together with its affiliates, “ICO” or the ”Company”) and Craig Jorgens, a resident of California (“Consultant").

In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1.  Engagement of Services and Statement of Work

Pursuant to the provisions of this Consulting Agreement, Consultant is hereby retained by ICO to perform services for ICO.  Consultant shall provide the services set forth in Appendix 1, Statement of Work and Procedures (“Statement of Work”), and other services reasonably requested by ICO’s Acting Chief Executive Officer or his successor (“CEO”) (“Services”).  A Statement of Work can only be amended in a writing signed by the parties.  Consultant shall follow the procedures in the Statement of Work in performing all Services.  Consultant shall not perform any services other than Services and shall communicate with third parties only as reasonably necessary to perform the Services. Nothing in this Consulting Agreement restricts Consultant from being employed by another party at the same time as fulfilling the obligations of this Agreement.

2.  Contact and Key Personnel

Consultant’s contact person at ICO shall be ICO’s CEO.  Consultant may not retain third parties to carry out any of its obligations hereunder unless Consultant obtains ICO’s prior written consent, which shall be determined in ICO’s sole discretion.

3.  Compensation

In consideration for Consultant’s performance of the Services beginning July 1, 2009, ICO agrees to compensate Consultant as follows:

(a) ICO shall pay Consultant $49,400 per month plus the after-tax cost of COBRA coverage for Consultant and his family.  Consultant agrees that he will work on ICO matters on a reasonably mutually agreeable as-needed basis.  Travel time, as requested and/or approved in advance by ICO, shall be included in such time.

(b) Consultant shall continue to vest in his stock options and restricted stock awards granted under the Company’s stock plan (“Awards”) for his service as an employee pursuant to the terms of those Awards as long as he remains a service provider under this Consulting Agreement.  Consultant shall have 12 months following the expiration of this Consulting Agreement to exercise any vested options.

(c) In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense; however, ICO shall reimburse Consultant for reasonable travel expenses incurred by the Consultant in the course of performing services under this Consulting Agreement; provided, however, that ICO shall not be obligated hereunder unless (i) ICO has agreed in advance to reimburse such costs and, (ii) Consultant provides ICO with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement in accordance with ICO’s standard policies.

4.  Billing and Payments

Consultant will submit invoices by email to ICO monthly for the Services for the previous month.  Payment for the Services is due and payable within fifteen (15) days of ICO’s receipt of an invoice.  Payment will be by check drawn against a US bank account.  Late payments beyond this fifteen (15) day period will be subject to a monthly finance charge of 1% of the amount outstanding.

5.  Independent Contractor

(a) Consultant acknowledges and agrees that he is an independent contractor and that neither he nor any of his employees or sub-contractors (if any) is entitled to participate in any of ICO's benefit plans, including, without limitation: vacation, disability, life insurance, attendance bonuses, pre-retirement leave, pension and annuity, 401(k), and accidental death and dismemberment, health or related benefits.  In addition, Consultant (and Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of ICO’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by ICO to its employees.

(b) Consultant represents that:  (i) to the extent necessary for Consultant to perform under this Consulting Agreement, he is and will continue to be for the term of this Consulting Agreement in compliance with all applicable federal, state, and local laws, ordinances, and regulations; (ii) he can enter into this Consulting Agreement without violating any contractual, professional, or other legal obligations he may have; (iii) ICO shall not be liable for the payment of any salaries, income tax withholding, social security tax withholding, workers’ compensation insurance or disability insurance premiums, benefits, or other appearances of direct employment for Consultant; and (iv) Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Consulting Agreement.

(c) Consultant agrees and warrants, as an independent contractor, to perform the Services with all reasonable skill, care and diligence on a best efforts basis in a timely manner, provided that such “best efforts” shall not require performance to a commercially unreasonable standard.  As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant.  Consultant shall be free at all times to arrange the time and manner of performance of the consulting services.  Consultant is not required to maintain any schedule of duties or assignments.

(d) Consultant is not authorized to represent that he is an agent, employee, or legal representative of ICO.  Consultant is not authorized to make any representation, contract, or commitment on behalf of ICO or incur any liabilities or obligations of any kind in the name of or on behalf of ICO.

(e) Consultant may retain his Company provided computer, and during the term of this Consulting Agreement, the Company will permit Consultant to continue to access email via the Company system.

6.  Confidentiality.

Consultant shall keep ICO’s information confidential according to the terms of the ICO Intellectual Property Agreement between the parties dated June 22, 2009, and attached hereto as Exhibit B.  Nothing in this Consulting Agreement shall modify or abrogate the terms of the ICO Intellectual Property Agreement and any post termination restrictions in the Intellectual Property Agreement shall run from the date consultant ceases to perform services under this Consulting Agreement.

7.  No Conflict of Interest or Improper Use of Materials

Consultant represents and warrants that he will not use in the performance of the Services any materials, documents or information for which Consultant owes a continued duty of confidentiality.

8.  Term and Termination

(a)  Unless previously terminated as set forth below, this Consulting Agreement shall terminate on February 28, 2010.  The obligations and liabilities of ICO and Consultant may be terminated as follows: (i) Either party may terminate this Consulting Agreement in the event of a material breach by the other party if such breach continues uncured for a period of thirty (30) days after written notice of such breach; and (b) Consultant may terminate this Consulting Agreement upon thirty (30) days written notice to the Company.  Upon any such termination, the parties shall remain subject to Sections 3(a) and (b) hereof through the date such termination becomes effective, and in addition, ICO shall remain obligated to reimburse Consultant for expenses incurred pursuant to Section 3(c) through the date of termination, and shall promptly reimburse Consultant upon being invoiced.

(b)  Upon any termination or expiration of this Consulting Agreement, Consultant (i) shall immediately discontinue all use of ICO’s confidential information delivered under this Consulting Agreement; (ii) shall delete any such ICO confidential information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to ICO or, at ICO’s option, destroy, all copies of such confidential information then in Consultant’s possession.

(c)  The following provisions shall survive despite any termination of this Consulting Agreement:  6, 8, 9, 10, 11, 13, 14, 15 and 16.

9.  Assignment

The rights and liabilities of the parties shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be.  Because ICO has specifically contracted for the services of Consultant, Consultant may not assign or delegate Consultant's obligations under this Consulting Agreement either in whole or in part without the prior written consent of ICO.

10.  Governing Law, Severability

This Consulting Agreement shall be governed by and construed according to the laws of the State of California, USA, excluding its choice of law provisions.  If any provision of this Consulting Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Consulting Agreement shall continue in full force and effect.

11.           Arbitration

To ensure the rapid and economical resolution of any and all disputes that arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement or interpretation of this Agreement (collectively, “Claims”), shall be resolved to the fullest extent permitted by law exclusively first, by mediation using a mediator mutually selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), and if not thereby resolved, by final, binding, and (to the extent permitted by law) confidential arbitration in Oakland, California conducted by JAMS or its successors, under the then applicable JAMS rules.  Notwithstanding the above, excluded from this provision are any claims that by law are not subject to arbitration.  The arbitrator shall:  (1) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Judgment on the arbitration award may be entered upon the application of either party by any court of competent jurisdiction.  The Company shall pay all of the arbitrator’s fees in excess of the amount of those administrative fees you would have been required to pay if the Claims were asserted in a court of law.  You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this Agreement is intended to prevent you or the Company from obtaining injunctive relief in court if the award to which such party might obtain in arbitration may be rendered ineffectual without provisional relief.

12.  Notices

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in this Consulting Agreement or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or, if sent by overnight courier, one (1) day after the sending, or, if sent by certified or registered mail, three (3) days after the date of mailing.

 13.  Limitation of Damages

EXCEPT AS PROVIDED IN SECTIONS 6, 14 AND 15, (A) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. AND (B) EITHER PARTY’S SOLE LIABILITY TO THE OTHER PARTY, IF ANY, SHALL IN NO EVENT EXCEED THE FEES PAID BY ICO UNDER THIS CONSULTING AGREEMENT.

14.           Indemnification

Each party shall indemnify and hold harmless the other party (including for reasonable attorneys’ fees and costs) from any and all losses, claims, damages and liability, including reasonable attorneys’ fees and costs, for any third-party claims arising out of the indemnifying party’s breach of this Consulting Agreement, misconduct or negligence.

15.           Intellectual Property

(a)  Any intellectual property created under this Consulting Agreement shall be governed by the ICO Intellectual Property Agreement dated June 22, 2009.

(b)  Consultant represents and warrants that, to his knowledge, no aspect of the Services will infringe the intellectual property rights of any third party.

16.  Complete Understanding; Modification

This Consulting Agreement, including all other documents mentioned herein, constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements.  Any waiver, modification or amendment of any provision of this Consulting Agreement shall be effective only if in writing and signed by the parties hereto. This Consulting Agreement may be executed in any number of counterparts, including any counterpart transmitted by electronic means such as email or facsimile, all of which when taken together shall constitute one agreement binding on each party, notwithstanding that each party is not a signatory to the same counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

ICO Global Communications (Holdings) Limited.	Consultant

/s/ Michael P. Corkery	/s/ Craig Jorgens
By: Michael P. Corkery	By: Craig Jorgens
Acting Chief Executive Officer, Chief Financial Officer

APPENDIX 1 TO CONSULTING AGREEMENT

Statement of Work and Procedures

1.	Consultant shall undertake those tasks as specifically requested by ICO’s CEO.

2.	Consultant shall not undertake to perform any tasks unless ICO’s CEO specifically requests such action.

EXHIBIT B TO SEPARATION AGREEMENT

ICO INTELLECTUAL PROPERTY AGREEMENT
(Confidentiality, Invention Assignment, Nonsolicitation)

I acknowledge that my service provider relationship, including without limitation my employee relationship from inception through June 30, 2009, and my consultant relationship thereafter with ICO Global Communications (Holdings) Limited, and/or DBSD North America, Inc. and/or any of their subsidiaries (collectively “ICO”) has been, is and will be one of trust and confidence.  I understand and acknowledge that ICO has a legitimate interest in preventing the dissemination or misuse of Confidential Information including Trade Secrets belonging to ICO, and any of its related or affiliated entities and therefore agree to sign this ICO Intellectual Property Agreement (“Agreement”).

NOW, THEREFORE, as a condition of my service provider relationship with ICO and in consideration of compensation and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I agree as follows:

1.    Non-Disclosure of Confidential Information.  I recognize and acknowledge that during the course of my service provider relationship with ICO, I will have access to certain information not generally known to the public, relating to ICO’s business.  I agree that this information is “Confidential Information” that belongs to ICO.

1.1 “Confidential Information” includes, without limitation, any information in whatever form that ICO reasonably considers to be confidential, proprietary, information and that is not publicly or generally available relating to ICO’s:  trade secrets (as defined by the Uniform Trade Secrets Act); investors; financial institutions; know-how; concepts; methods; research and development; software (including functional specifications, source code and object code); procedures; product, content and technology development plans; marketing; databases; inventions; research data and mechanisms; procedures; engineering; purchasing; accounting; sales; customers; financial status; contracts or employees.  Confidential Information includes information developed by me, alone or with others, or entrusted to ICO by others.

1.2 During the term of my service provider relationship and thereafter, I agree to hold ICO’s Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by ICO and for ICO’s benefit.  If anyone tries to compel me to disclose any of ICO’s Confidential Information, by subpoena or otherwise, I will immediately notify ICO so that ICO may take any actions it deems necessary to protect its interests.  My agreement to protect ICO’s Confidential Information applies both while I am a service provider for ICO and after my service provider relationship with ICO ends, regardless of the reason it ends.

1.3 I understand it is ICO’s policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, including others who have employed me or who have entrusted confidential information to me.  I will not use for ICO’s benefit or disclose to ICO confidential, proprietary or trade secret information that belongs to others, unless I advise ICO that the information belongs to a third party and both ICO and the owners of the information consent to the disclosure and use.

2.    Inventions, Copyrights and Patents.  ICO shall own or be assigned by me all copyrightable “Work Product” I make, conceive, develop, discover, reduce to practice or fix in a tangible medium of expression, alone or with others, either:  (a) during my service provider relationship by ICO irrespective of whether or not such Invention was made using ICO’s time or facilities; or (b) within one (1) year after my service provider relationship ends if the Invention or Work Product results from any work, idea or conception (either partial or completed) I performed for ICO or involves the use or assistance of ICO’s facilities, materials, personnel or Confidential Information.  ICO shall own or be assigned by me all Inventions that I conceived solely or jointly or helped to reduce to practice while a service provider for ICO, and copyrightable Work Product authored by me that I bring to ICO and that is used in the course of ICO’s business or that is incorporated into any Work Product that belong to ICO.

2.1 Definition of “Inventions.”  “Inventions” includes, but is not limited to, recipes, discoveries, developments, concepts, ideas, improvements to existing technology, processes, procedures, machines, products, compositions of matter, formulas, algorithms, computer programs and techniques (including functional specifications, source code and object code), and all other matters ordinarily intended by the word “invention,” whether patentable or not or otherwise legally protectable.  “Inventions” also includes all records showing any part of a conception or a reduction to practice relating to an Invention.

2.2 Definition of “Work Product.”  “Work Product” includes, but is not limited to, original works of authorship, including interim work product, modifications and derivative works, and all similar matters, whether or not copyrightable.

2.3 Definition of “Works Made For Hire.”  All Work Product I produce within the scope of my service provider relationship or using ICO facilities (which shall include all Work Product I produce related to ICO’s business, whether or not done during regular working hours) shall be considered “Works Made For Hire” so that ICO will be considered the author of the Work Product under the federal copyright laws.

2.4 Definition of “Moral Rights.” The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.5 Definition of “Intellectual Property Rights.”  The term “Intellectual Property Rights” means all trade secrets, copyrights (including renewal rights), trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.6 Assignment of Rights.  Except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I will promptly disclose to ICO, and will assign all right, title and interest to ICO, all Inventions and copyrightable Work Product described in paragraphs 2.1 and 2.2, including assignment of all Intellectual Property Rights.  I waive any rights I have or may have in the Inventions and copyrightable Work Product described in the prior paragraphs, except for those that I can prove qualify fully under the provisions of California Labor Code section 2870.  Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights.  To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights.  I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto). At ICO’s direction and expense, I will execute all documents and take all actions necessary or convenient for ICO to document, obtain, maintain or assign its rights to the Inventions or Work Product.  ICO shall have full direct and control all patent applications of these Inventions.  In the event ICO is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint ICO and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.

2.7 Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my service provider relationship with ICO are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to my service provider relationship with ICO, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my service provider relationship with ICO, I incorporate a Prior Invention into an ICO product, process or machine, ICO is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, reproduce, make derivative works of, publicly perform, publicly display, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Inventions without ICO’s prior written consent.

3.    Non-solicitation; non-Interference. I agree that during my employment with Company, I will not, either directly or indirectly, solicit, induce or encourage, or participate in soliciting, inducing or encouraging any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.  For purposes of the foregoing restriction, an employee or consultant of Company includes any person or entity who is, or within the preceding three (3) month period has been, an employee or consultant of Company. I further agree that, during my employment with Company and at all times thereafter, I will not: (a) take any action to disrupt, damage or interfere with Company’s contractual relationships with its clients, employees, consultants, agents, vendors, investor, venture capital firm, or other financial institution, or induce any person or entity to breach any contractual obligation owed to Company; or (b) engage in any unlawful or improper activity to disrupt, damage or interfere with Company’s business, operations or activities.

4.    Company Materials.  I will safeguard and return to ICO when my service provider relationship ends, or sooner if ICO requests, all information, documents, electronic media and other property in my care, custody or control relating to my service provider relationship or ICO’s business, including without limitation any documents or electronic media that contain ICO’s Confidential Information.

5.    Service Provider’s Warranty.  I represent and warrant that I have disclosed all facts, if any, pertaining to restrictions on my ability to enter into this Agreement.  I further represent and warrant that I am not bound by any agreements with third parties that would prevent me from lawfully performing all duties requested of me by ICO.  I understand that it is ICO’s policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, and agree not to use such third-party confidential, proprietary or trade secret information for ICO’s benefit.

6.    No Guarantee of Continued Service Provider Relationship.  I understand this Agreement is not a guarantee of a continued service provider relationship, the duration of which is governed by the terms of the Separation Agreement and Consulting Agreement dated as of June 22, 2009.

7.    Equitable Relief.  I acknowledge that the provisions of this Agreement are essential to ICO and that a breach of any provisions of this Agreement can create a severe and unfair business disadvantage that cannot be adequately remedied by traditional legal recourse to damages.  Therefore, notwithstanding any limitations imposed by any Arbitration Agreement, ICO may enforce this Agreement directly in any court having appropriate jurisdiction and, in addition to any other remedy it may have at law, shall be entitled to injunctive or other equitable relief to prevent or curtail any breach of this Agreement.

8.    Attorneys Fees. If either party is required to take legal action (regardless of whether an actual lawsuit is filed), in order to enforce the terms of this Agreement against the other party, and substantially prevails in such action, the prevailing party shall be responsible for paying the other party’s reasonable costs and attorneys fees.

9.    Assignment to Successor Company.  In the event that the ownership or corporate form of ICO changes whether by acquisition of stock or assets and regardless of any change in the form or name of the employing entity, this Agreement shall be assignable by ICO to the entity that succeeds it without further notice to me.

10.   Miscellaneous.

10.1 Non-waiver.  Any delay or failure of either Party to insist upon or enforce strict performance of any provision in this Agreement shall not be construed as a waiver of its right to insist upon or enforce such provision in the future.

10.2 Controlling Law/Venue.  This Agreement shall be governed by the laws of the State of California.  Any legal proceeding shall be brought exclusively in the courts in Oakland, California which the parties agree is a convenient forum.

10.3 Severability.  If any provision of this Agreement is held to be unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the maximum extent permitted by law.  The Agreement shall not be construed against ICO by reason of the drafting or preparation hereof.

10.4 Entire Agreement.  This Agreement, along with the Separation Agreement and Consulting Agreement, is the final and complete expression of the Parties’ agreement on these subjects, and replaces and supersedes all prior oral or written agreements on these subjects.  In the event of a conflict between this Agreement and the Separation Agreement and/or Consulting Agreement, this Agreement shall control.

10.5 Counterparts.  This Agreement may be executed in any number of counterparts, including any counterpart transmitted by electronic means such as email or facsimile, all of which when taken together shall constitute one agreement binding on each Party, notwithstanding that each Party is not a signatory to the same counterpart.

11.   Voluntary Agreement.  I acknowledge that I have carefully read this Agreement, that I understand its terms, and that I have entered in to the Agreement voluntarily.  I further acknowledge that I have been given the opportunity to discuss this Agreement with legal counsel and have taken advantage of that opportunity to the extent I wish to do so.

[INTENTIONALLY LEFT BLANK]

CRAIG JORGENS	ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

/s/ Craig Jorgens	/s/ Michael P. Corkery
Signature	Signature

Craig Jorgens	Acting CEO, EVP & CFO
Print Name	Title

6/24/09	6/24/09
Date	Date

Exhibit A

Previous Inventions

TO:	ICO Global Communications (Holdings) Limited

FROM:	Craig Jorgens

DATE:	6/24/09

SUBJECT:	Previous Inventions

1.           Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ICO Global Communications (Holdings) Limited (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

3.           Limited Exclusion Notification

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.           Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.           Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.